Exhibit 10.3

KODIAK OIL & GAS CORP.

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”), effective January 1, 2011 (“Effective Date”), is entered into by and between James P. Henderson (“Executive”) and Kodiak Oil & Gas (USA) Inc., a Colorado corporation (“Employer”), and Kodiak Oil & Gas Corp., a Yukon Territory corporation (“Company”).

RECITALS

WHEREAS, the Board of Directors of Employer and Company desire to provide for the continued employment of Executive, and Executive is willing to commit himself to continue to serve Employer and Company, on the terms and conditions herein provided, although this Agreement may be amended at any time by written agreement among the parties; and

WHEREAS, in order to effect the foregoing, Employer, Company and Executive wish to enter into this Agreement on the terms and conditions set forth below.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.             Employment.  Employer hereby employs Executive, and Executive agrees to be employed as the Chief Financial Officer, Treasurer and Secretary of Employer.  Executive will report to the Chief Executive Officer.  Subject to the provisions of this Agreement relating to termination for “Good Reason”, changes may be made from time to time by Employer and Company, in their sole discretion, to the duties, reporting relationships and title of Executive.  Executive will devote his full time and attention to achieving the purposes and discharging the responsibilities of his position.  Executive will comply with all rules, policies and procedures of Employer and Company as modified from time to time, including without limitation, rules and procedures set forth in Employer’s and Company’s employee manuals and handbooks, supervisor’s manuals and operating manuals.  Executive will perform all of Executive’s responsibilities in compliance with all applicable laws and will ensure that the operations that Executive conducts or manages are in compliance with all applicable laws. If Executive dedicates a material amount of his time to any business activity outside of his employment by and service to Company, then Executive shall affirmatively disclose the activity to the Board of Directors of Employer and Company.  During Executive’s employment, Executive shall not engage in any other business activity that, in the reasonable judgment of the Board of Directors of Employer or Company, conflicts with the duties of Executive under this Agreement, whether or not such activity is pursued for gain, profit or other pecuniary advantage.

2.            Term of Employment.  The term of employment (“Term”) shall be for seventeen (17) months from the Effective Date, or May 31, 2012, unless terminated earlier in accordance with the terms and conditions of this Agreement.  The Term will automatically renew for successive one-year terms on each June 1 thereafter unless and until Employer or Employee provides notice not less than forty five (45) days in advance of the expiration of the current Term, i.e., on or before April 16, that Employer or Employee will not accept a renewal of the Term for another year.

3.            Compensation. For the duration of Executive’s employment hereunder, Executive will be entitled to compensation that will be computed and paid pursuant to the following subparagraphs.

3.1.        Base Salary. Employer will pay to Executive a base salary (“Base Salary”) at an annual rate of Two Hundred and Fifty Thousand Dollars ($250,000), subject to withholdings and paid ratably in accordance with Employer’s payroll policies, so long as Executive remains employed by Employer.  Executive’s Base Salary will be reviewed annually during the term of Executive’s employment and may be adjusted based on such review.  Any adjustment of the Base Salary shall be in the sole discretion of Employer and Company, provided, however, that the Base Salary may not be reduced by Employer or Company below the then current base salary established by this Section 3.1, as subsequently modified, without Executive’s consent, except that Executive’s Base Salary may be reduced by up to fifteen percent (15%) without Executive’s consent if and to the extent that all other senior executive officers are taking a corresponding percentage reduction because of the financial or operational needs of Employer or Company.

3.2         Discretionary Cash Bonus.  Executive shall be eligible for a discretionary cash bonus (“Cash Bonus”) equal to an amount as determined by the Compensation and Nominating Committee of the Board of Directors of Company (the “Committee”), in its discretion.  The Cash Bonus shall be based on the Committee’s evaluation of the condition of Company’s business, the results of operations, Executive’s individual performance for the relevant period, the satisfaction by Executive or Company of goals that may be established by the Committee, or any combination thereof, as the Committee may decide in its sole discretion.  Each Cash Bonus shall be paid on such date as determined by the Committee, but no later than seventy five (75) days after the end of the calendar year in which the Cash Bonus is approved by the Committee.

3.3         Equity-based Compensation.  Executive shall be entitled to participate in equity-based compensation programs offered by Company in accordance with the terms of any equity-based plans that may be adopted by Company.  Executive understands that as of the date of this Agreement, Company’s only equity-based plan is the 2007 Stock Incentive Plan (the “Plan”).

3.4         Performance Standards.  Executive, Company and Employer agree that a portion of Executive’s Cash Bonus and equity-based compensation may be based on the Committee’s evaluation of Executive’s and Company’s achievement of performance goals that may be established by the Committee after discussion with Executive and other executive officers of Company.  If and to the extent that the Committee does not establish such performance goals, Executive’s Cash Bonus and equity based compensation will be wholly within the discretion of the Committee.

4.            Other Benefits.

4.1         Certain Benefits.  Executive will be eligible to participate in all employee benefit programs or plans established by Employer and Company that are applicable to management personnel on a basis commensurate with Executive’s position and in accordance with Employer’s policies from time to time, but nothing herein shall require the adoption or maintenance of any such program or plan.  Employer shall also provide to Executive one parking space near Company’s corporate office during the term of this Agreement, and Employer will pay all related parking fees.

4.2         Vacations, Holidays and Expenses.  For the duration of Executive’s employment hereunder, Executive will be provided such holidays, sick leave and vacation as Employer makes available to its management level employees generally.  Employer will reimburse Executive in accordance with Company policies and procedures for reasonable expenses necessarily incurred in the performance of duties hereunder within thirty (30) days of Employer’s receipt of all appropriate receipts, vouchers, or other documentation, and indicating the specific business purpose for each such expenditure.

4.3         Right of Set-off.  By accepting this Agreement, Executive consents to a deduction from any amounts Employer or Company owes Executive from time to time (including but not limited to amounts owed to Executive as Base Salary or other compensation, fringe benefits, or vacation pay), to the extent of the amounts Executive owes to Employer or Company as a set-off, provided, however, that no such set-off will be made with respect to any amount that is subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code’) if it would result in an impermissible acceleration or deferral of the payment date of such amounts for purposes of applicable rules under Section 409A of the Code (“Section 409A”).  Whether or not Employer elects to make any set-off in whole or in part, if Employer does not recover by means of set-off the full amount Executive owes it or Company, calculated as set forth above, Executive agrees to pay the unpaid balance to Employer immediately upon demand or as soon as permitted by Section 409A.

4.4         Section 409A Matters.

(a)           This Agreement, and the benefits and compensation provided pursuant to this Agreement, are intended to comply with or qualify for an exemption from Section 409A and this Agreement and all incentive compensation awards referred to herein shall be construed and administered accordingly.  It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A.  To the extent such potential payments or benefits are subject to Section 409A and are or could become subject to additional tax or interest imposed pursuant to Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed.  Executive shall, at the request of Employer, take any reasonable action (or refrain from taking any action) required to comply with any correction procedure promulgated pursuant to Section 409A.

(b)           If a payment that could be made under this Agreement would be subject to additional taxes and interest under Section 409A, Employer in its sole discretion may accelerate some or all of a payment otherwise payable under the Agreement to the time at which such amount is includible in the income of Executive, provided that such acceleration shall only be permitted to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(vii) and the amount of such acceleration does not exceed the amount permitted under Treasury Regulation §1.409A-3(j)(vii).

(c)           No payment under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation §1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.

(d)           The right to each payment described in this Agreement shall be treated as a right to a series of separate payments and a separately identifiable payment for purposes of Section 409A.

(e)           The definition of Good Reason in Section 6.1 herein is intended to constitute “good reason” as such term is used in Treas. Reg. §1.409A-1(n)(2) and shall be interpreted and construed accordingly, and to the maximum extent permitted by Section 409A and guidance thereunder, a termination for Good Reason shall be an “involuntary separation from service” as such term is used in Treas. Reg. §1.409A-1(n).  For purposes of any payments under this Agreement that are to be made with reference to the date of termination of Executive’s employment, “termination” (or any similar term) shall mean “separation from service” with Employer within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder, and Executive shall be considered to have terminated employment with Employer when, and only when, Executive incurs a “separation from service” with Employer within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.

(f)            To the extent any payments of Severance Pay pursuant to Section 5.2 or 6.2: (i) are paid during the period from the date of Executive’s separation from service through March 15th of the year following such separation from service, such payments are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and thus payable pursuant to the “short term deferral rule” set forth in Section 1.409A-1(b)(4) of the Treasury Regulations; (ii) are paid following said March 15, such payments are intended to constitute separate payments (for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations) made upon an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations, to the maximum extent permitted by said provision; and (iii) are in excess of the amounts specified in clauses (i) and (ii) of this paragraph, shall (unless otherwise exempt under Treasury Regulations) be considered separate payments subject to the distribution requirements of Section 409A, including the requirement of Section 409A(2)B)(i) of the Code that certain payments upon separation from service be delayed until 6 months following separation from service.  If, on the date of Executive’s separation from service, Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and applicable administrative guidance issued thereunder, and as a result of such separation from service Executive would receive any payment that would be subject to delay of payment under such guidance, then any such payment shall be made on the date that is the earliest of: six(6) months after Executive’s separation from service, (ii) Executive’s date of death, or (iii) such other earliest date for which such payment will not be subject to additional tax or interest imposed by Section 409A.

(g)           Notwithstanding anything in this Agreement to the contrary, no Change of Control shall be deemed to have occurred under this Agreement unless such Change of Control constitutes a “change in control event” as such term is used in Treas. Reg. §1.409A-3(i)(5)(i).

(h)           The preceding provisions shall not be construed as a guarantee by Employer or Company of any particular tax effect with respect to amounts paid to Executive pursuant to this Agreement.  Neither Employer nor Company, nor any of their officers, directors, agents or affiliates, shall be obligated, directly or indirectly, to Executive or any other person for any taxes, penalties, interest or like amounts that may be imposed on Executive or any other person on account of any amounts payable under this Agreement or upon failure to comply with the Code.

5.            Termination Or Discharge By Employer.

5.1         For Cause.  Employer and Company will have the right to immediately terminate Executive’s employment and this Agreement for “Cause.”  “Cause” shall be determined in the sole discretion of the Committee, and shall mean Executive: (i) has materially failed or refused to satisfactorily perform his assigned duties and job responsibilities, (ii) has willfully engaged in conduct that he knew or should have known would be materially injurious to Employer or Company, (iii) has committed an act of fraud, embezzlement or a willful and material breach of a fiduciary duty to Employer or Company, (iv) has breached Section 7, 8 or 9 of this Agreement, (v) has been convicted of (or pleaded no contest to) any crime that (A) is a felony, (B) involves fraud or dishonesty or (C) impugns the character or reputation of Executive, Company or Employer, (vi) has violated or caused the Company to violate any law that is harmful to the business reputation of Employer or Company.  A failure to terminate Executive’s employment and this Agreement immediately upon the occurrence of any “Cause” shall not be deemed a waiver of Employer’s or Company’s right to do so at a later time for such “Cause.”

The foregoing is an exclusive list of the acts or omissions that shall be considered “Cause” for purposes of the termination of Executive’s services by Employer.  If and to the extent that such act or omission may be “cured” by Executive, then Company and Employer shall provide Executive with one (1) month advance written notice detailing the basis for the proposed termination of services for Cause, and during the one-month period after Executive has received such notice, Executive shall have an opportunity to cure such Cause event(s) before the termination for Cause is finalized, during which notice period Executive shall continue to receive the compensation and benefits provided by this Agreement.  It is acknowledged and agreed by the parties that many of such acts or omissions, including but not limited to those listed in clauses (iii), (iv), (v) and (vi) above, may not be curable.  The parties further agree that it shall be within the sole discretion of the Committee to determine whether any such acts or omissions may be cured and, if so, what actions would constitute an adequate cure of such Cause for purposes of canceling the termination for Cause of Executive’s employment and this Agreement.

Upon termination of Executive’s employment hereunder for Cause, Executive will have no rights to any unvested benefits or any other unearned compensation or payments after the termination date.

5.2         Without Cause, Death, or Disability.  Employer may terminate Executive’s employment under this Agreement without Cause and without advance notice; provided, however, that if the termination by Employer without Cause (including for this purpose a termination of employment resulting from Employer’s timely notice of non-renewal of the Term for any year so long as Executive was both willing to renew the Term and able to continue providing services) that does not occur within twelve (12) months after a Change of Control (as defined in Section 6.2 below), Employer will pay severance compensation (“Severance Pay”) to Executive equal to Executive’s Base Salary at the rate in effect on the termination date for a period of eighteen (18) months.  If Executive’s employment is terminated by Employer as a result of Executive’s disability, or if termination occurs as a result of Executive’s death, irrespective of whether there has been a Change of Control (as defined below) prior to such termination, then Executive’s Severance Pay shall also be equal to Executive’s Base Salary then in effect for a period of eighteen (18) months.  No Severance Pay will be paid, however, until Executive has executed, with all applicable revocation periods having expired, a separation and release agreement in favor of Employer, Company and their respective affiliates that is reasonably satisfactory to Employer and Company (“Release”).  The parties agree that a Release shall be executed not more than forty-five (45) days after the termination of Executive’s employment.

(a)           Upon termination of Executive’s employment on account of death, Severance Pay will be payable in a lump sum sixty (60) days after the termination of Executive’s employment, subject to all appropriate deductions and withholdings and, notwithstanding any other requirements of this Agreement, a Release signed by Executive is not required prior to such lump sum payment.

(b)          Upon any other termination of Executive’s employment by Employer without Cause not following a Change of Control (as defined below) or a termination by Employer for disability not following a Change of Control, Severance Pay will be payable, subject to Section 4.4(f) of this Agreement, in equal installments on Employer’s regular payroll dates over the twelve (12) month period following Executive’s execution of a Release, subject to all appropriate deductions and withholdings.  However, the first payment shall be made on the date sixty (60) days after termination of employment (or the earliest date under Section 4.4(f) of this Agreement) and shall include all amounts that would otherwise be payable before such date.

(c)           Upon termination of Executive’s employment without Cause not following a Change of Control (as defined below), and not on account of death or disability, all unvested incentive compensation previously granted to Executive (whether equity awards, cash payments or employee benefits, including but not limited to any prospective or implied Cash Bonus for a partial year) will immediately terminate and be of no further force or effect, subject only to the provisions of any Award Agreement (as defined in the Plan) relating to post-termination exercise of stock options awarded under the Plan; provided, however, that, notwithstanding the foregoing, any such compensation that constitutes an incentive stock option intended to be qualified under Section 422 of the Code shall, upon termination of Executive’s employment without Cause not following a Change of Control, and not on account of death or disability, be treated exclusively in accordance with the provisions of the applicable award agreement.

(d)          Upon any termination of Executive’s employment on account of death or disability, all unvested stock options and restricted stock, if any, that were previously granted to Executive under the Plan will immediately become fully vested and no longer subject to any restrictions on ownership or exercise. With respect to other forms of incentive compensation awarded under the Plan, including, but not limited to, restricted stock units and performance awards, the terms of the applicable award agreement will govern vesting and payment dates upon termination of Executive’s employment on account of death or as a result of disability.  With respect to unvested incentive compensation not granted under the Plan, whether cash payments, employee benefits or a Cash Bonus for a partial year, the Committee shall determine, in its sole discretion, whether to vest or provide any payment or compensation on account thereof, provided however, that if any such incentive compensation is subject to Section 409A, no acceleration of vesting or payment will occur if it would result in additional taxes and interest under Section 409A.

(e)           For purposes of this Agreement, “disability” means the incapacity or inability of Executive, whether due to accident, sickness or otherwise, as determined by a medical doctor acceptable to the Board of Directors of Employer and Company and confirmed in writing by such doctor, to perform the essential functions of Executive’s position under this Agreement, with or without reasonable accommodation (provided that no accommodation that imposes undue hardship on Employer or Company will be required) for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days, or such longer period as may be required under applicable law.

(f)           Notwithstanding the foregoing, in the event of a termination of Executive’s employment by Employer without Cause during the twelve (12) month period following a “Change of Control,” as defined in Section 6.2 below, then the Severance Pay to Executive provided by Section 6.2 shall govern.

6.            Termination By Executive.

6.1.        Termination by Executive for Good Reason.  Executive shall have the right to terminate his employment for “Good Reason.”  “Good Reason” shall mean any one of the conditions set forth below, so long as: Executive has provided written notice to Employer of the existence of such condition within ninety (90) days of its inception, or Executive’s actual knowledge of its inception; Employer has not remedied the condition caused by the occurrence within thirty (30) days of such notice; and Executive terminates his employment within sixty (60) days after the end of such thirty (30) day period. The following conditions will constitute “Good Reason”:

(i) Employer’s or Company’s material breach of this Agreement or any other material written agreement between Executive and Employer or Executive and Company;

(ii) the assignment to Executive (without Executive’s consent) of any duties that are substantially inconsistent with or materially diminish Executive’s position, as such position was defined on either the Effective Date of this Agreement or immediately prior to a Change of Control (as defined below); or

(iii) a requirement that Executive (without Executive’s consent) be based at any office or location more than 50 miles from Executive’s primary work location immediately prior to a Change of Control (as defined below), not including reasonable travel by Executive consistent with the travel obligations of similar executives holding similar positions with similar responsibilities; or

(iv) Employer’s refusal to renew this Agreement at the time it would otherwise expire, provided that at such time Executive was willing to renew the Agreement and was able to continue providing services.

If Executive terminates his employment for Good Reason, then compensation shall be provided to Executive in such amounts and on such terms as set forth in Section 5.2 of this Agreement for a termination without Cause that does not occur within twelve (12) months after a Change of Control (as defined below), subject to Executive’s obligation to provide a Release, provided, however, that if Executive terminates his employment for Good Reason during the twelve (12) month period following a Change of Control, then the Severance Pay to Executive provided under Section 6.2 shall govern.

6.2         Termination Following a Change of Control. For purposes of this Agreement, a “Change of Control” shall mean any of the following:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Company representing more than 50% of the total voting power represented by Company’s then outstanding voting securities;

(ii) A merger or consolidation of Company whether or not approved by the Board of Directors of Company, other than a merger or consolidation that would result in the voting securities of Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted or into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of Company or such surviving entity (or the parent of any such surviving entity) outstanding immediately after such merger or consolidation, or a change in the ownership of all or substantially all of Company’s assets to a person not related (within the meaning of income tax Regulations Section 1.409A-3(i)(5)(vii)(b)) to the Company; or

(iii) The replacement during any 12-month period of a majority of the members of the Board of Directors of Company with directors whose appointment or election was not endorsed by a majority of the members before the date of the appointment or election.

If Executive’s employment is terminated by Employer or Company without Cause or if Executive terminates his employment for Good Reason during the 12-month period following a Change of Control, Employer shall pay Executive, on the date that is sixty (60) days following the date of such termination, but subject to Section 4.4(f) of this Agreement, a lump sum payment equal to Executive’s Base Salary at the rate in effect on the termination date for a period of twenty four (24) months plus (b) an amount equal to the most recent annual Cash Bonus paid to Executive pursuant to Section 3.2 of this Agreement or the average Cash Bonus paid to Executive under this Agreement and prior employment agreements, whichever is greater, subject only to withholdings and deductions required by law and Executive’s execution of a Release not more than 45 days following the termination of Executive’s employment.  If Executive’s employment is terminated by Company as a result of Executive’s disability during the 12 month period following a Change of Control, Employer shall pay Executive in a lump sum payment on the date that is sixty (60) days following the date of such termination, the amount of Severance Pay calculated under Section 5.2 hereof, subject only to withholdings and deductions required by law and Executive’s execution of a Release not more than 45 days following the termination of Executive’s employment.

Immediately upon the occurrence of a Change of Control, all of Executive’s equity-based incentive compensation shall immediately vest irrespective of whether Executive’s employment continues or is terminated thereafter, except to the extent that such compensation is subject to Section 409A and such acceleration would violate Section 409A or subject Executive to additional taxes or interest under Section 409A.

7.            Covenant Not To Compete.  A restricted period (“Restricted Period”) shall exist during Executive’s continued employment hereunder and during the twelve (12) month period following termination of Executive’s employment for any reason other than a termination without Cause, termination by Executive for Good Reason, or termination for Disability, in which case the Restricted Period is six (6) months.  During the Restricted Period, Executive shall not, without the prior written consent of Company, directly or indirectly engage in or become associated with a Competitive Activity.  For purposes of this Agreement, a “Competitive Activity” means, as of the Termination Date, any business or other endeavor of a kind being conducted by Company or any of its subsidiaries or affiliates (or demonstrably anticipated by Company or its subsidiaries or affiliates) in a geographic area that is within ten (10) miles of (a) any property that is owned, leased or controlled by Employer or Company at any time during the six (6) months preceding the Competitive Activity or, if Executive’s employment has been terminated, during the last six (6) months of the Term, or (b) any oil or gas prospect that Employer or Company is evaluating or in which either is seeking to acquire an interest at any time during the six (6) months preceding the Competitive Activity or, if Executive’s employment has been terminated, during the last six (6) months of the Term.  Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, Executive may make and retain investments during the Restricted Period, for investment purposes only, in less than 5% of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if Executive is not otherwise affiliated with such corporation. Executive’s ownership of interests in oil and gas producing properties (whether a working interest, royalty interest, or other interest) that (a) were acquired prior to the date hereof or (b) are subsequently acquired with the knowledge and approval of Company or Employer will not be considered a Competing Activity.

Employer, Company and Executive agree that this provision does not impose an undue hardship on Executive, is not injurious to the public and is necessary to protect the business of Employer, Company and their respective affiliates.  The parties also agree that the nature of Executive’s responsibilities with Employer and Company under this Agreement require Executive to have access to Confidential Information (as defined below), which is valuable and confidential to Company and Employer, that the scope of this Section 7 is reasonable in terms of length of time and geographic areas covered, and that adequate consideration supports this Section 7, including the consideration provided for in this Agreement.

If any of the covenants in this Section 7 shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, it shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action. Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement is to be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

8.            Non-solicitation.  Executive agrees that (i) during the Restricted Period, Executive shall not, without the prior written consent of Company, directly or indirectly, hire, recruit or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), or encourage to change such person’s relationship with Company or any of its subsidiaries or affiliates, any employee, officer, director, agent, consultant or independent contractor of Company or any of its subsidiaries or affiliates, provided, however, that a general solicitation of the public for employment shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target, or does not have the effect of targeting, any employee, officer, director, agent, consultant or independent contractor of Company or any of its subsidiaries or affiliates; (ii) Executive will not convey any information (whether confidential or otherwise) or trade secrets about any employees, officers, directors, agents, consultants and independent contractors of Company or any of its subsidiaries or affiliates to any other person; and (iii) during the Restricted Period, Executive shall not, without the prior written consent of Company, directly or indirectly, solicit, attempt to do business with, or do business with any customers of, suppliers to, business partners of or business affiliates of Company or any of its subsidiaries or affiliates (such customers, suppliers, partners and affiliates, collectively, “Trade Relationships”) on behalf of any entity engaged in a Competitive Activity, or encourage (regardless of who initiates the contact) any Trade Relationship to use the services of any competitor of Company or its subsidiaries or affiliates, or encourage any Trade Relationship to change its relationship with Company or its subsidiaries or affiliates.

9.            Confidentiality.  Executive acknowledges that, during the course of Executive’s employment with Employer, Executive may have developed Confidential Information (as defined below) for Employer or Company, and Executive may have learned of Confidential Information developed or owned by Employer, Company or its affiliates or entrusted to Employer, Company or its affiliates by others.  Executive agrees that Executive will not, directly or indirectly, use any Confidential Information or disclose it to any other person or entity, except as otherwise required by law.  Executive further agrees not to retain copies of any Confidential Information.

“Confidential Information” means any and all information relating to Company or Employer that is not generally known by the public or others with whom Company or Employer does (or plans to) compete or do business, as well as comparable information relating to any of Company’s affiliates. Confidential Information includes, but is not limited to, information relating to the terms of this Agreement, as well as Company’s and Employer’s business, technology, practices, products, marketing, sales, services, finances, strategic opportunities, internal strategies, legal affairs (including pending litigation), the terms of business relationships not yet publicly known, intellectual property and the filing or pendency of patent applications. Confidential Information also includes, but is not limited to, comparable information that Employer or Company may receive or has received belonging to customers, suppliers, consultants and others who do business with Employer or Company, or any of Employer’s or Company’s affiliates.

“Confidential Information” does not include any information that is: (i) shown to have been developed independently by Executive prior to Executive’s employment with Employer; or (ii) required by a judicial tribunal or similar governmental body to be disclosed under law (provided that Executive have first promptly notified Employer of such disclosure requirement and have cooperated fully with Employer and Company (at Employer’s expense) in exhausting all appeals

10.         Property of Employer.  Upon any termination of Executive’s employment, Executive agrees to return to Employer and Company any and all records, files, notes, memoranda, reports, work product and similar items, and any manuals, drawings, sketches, plans, tape recordings, computer programs, disks, cassettes and other physical representations of any information, relating to Employer or Company, or any of their respective affiliates, whether or not constituting Confidential Information. Executive also agrees to return to Employer and Company any other property belonging to Employer or Company, including but not limited to any laptop computer, no later than the date of Executive’s termination from employment for any reason.  Executive acknowledges and agrees that retaining any copies of Confidential Information will be deemed to be the misappropriation of the property of Company or Employer, as the case may be.

11.         Section 280G Safe Harbor Cap.  If it shall be determined that any payment or distribution or any part thereof of any type to or for the benefit of Executive whether pursuant to this Agreement or any other agreement between Executive and Employer or Company, or any person or entity that acquires ownership or effective control of Employer or Company, or ownership of a substantial portion of Employer’s assets (within the meaning of Section 280G of the Code whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or any other agreement, (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax payment to Executive after reducing Executive’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) payment to Executive without such reduction.

The reduction of the amounts payable hereunder, if applicable, shall be made by reducing payments that trigger the excise tax, and such reductions will be first the payment made pursuant to the Agreement and then to payments pursuant to any other agreements that are not subject to Section 409A of the Code, and finally to payments pursuant to any other agreements that are subject to Section 409A of the Code, provided that Executive shall have no ability to designate the order of such reductions.  All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this Section 11, including determinations as to whether the Total Payments to Executive shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made by a nationally recognized accounting firm selected by Employer or Company (the “Accounting Firm”).

If the Accounting Firm determines that the Total Payments to Executive shall be reduced to the Safe Harbor Cap (the “Cutback Payment”) and it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that the Cutback Payment is in excess of the limitations provided in this Section 11 (such excess amount hereinafter referred to as an “Excess Payment”), such Excess Payment shall be deemed for all purposes to be an overpayment to Executive made on the date such Executive received the Excess Payment.  Employer or Executive, as applicable, shall notify the other within 30 days of its receipt of such final determination of the amount of the Excess Payment, along with a copy of the final determination, and Executive shall repay the Excess Payment amount to Employer within 30 days of such notification; provided, however, if Executive shall be required to pay an Excise Tax by reason of receiving such Excess Payment (regardless of the obligation to repay Employer), Executive shall provide Employer with written evidence of such requirement to pay an Excise Tax amount, and shall then be required to repay the Excess Payment reduced by such Excise Tax amount (or if already paid by Executive, Employer shall reimburse Executive within 10 days of proof of payment).

12.          Repayment Provisions.  If Company is required to prepare an accounting restatement due to noncompliance with any financial reporting requirement under United States securities laws, then Company will have the right to require Executive to reimburse Employer for (a) any bonus or other incentive-based or equity-based compensation received by Executive from Employer during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial documents embodying such financial reporting requirement, (b) any profits realized from the sale of securities of Company during such 12-month period and (c) such other incentive-based compensation as may be specified by applicable law, regulation or listing standard.

13.         Remedies.  Notwithstanding other provisions of this Agreement regarding dispute resolution, Executive agrees that Executive’s violation of any of Sections 7, 8, 9 or 10 of this Agreement would cause Employer and Company irreparable harm that would not be adequately compensated by monetary damages and that an injunction may be granted by any court or courts having jurisdiction, restraining Executive from violation of the terms of this Agreement, upon any breach or threatened breach of Executive of the obligations set forth in any of the Sections 7, 8, 9 or 10.  The preceding sentence shall not be construed to limit Employer or Company from any other relief or damages to which it may be entitled as a result of Employee’s breach of any provision of this Agreement, including Sections 7, 8, 9 or 10. Employee also agrees that a violation of any of Sections 7, 8, 9 or 10 would entitle Employer and Company, in addition to all other remedies available at law or equity, to recover from Executive any and all funds, including, without limitation, wages, salary and profits, which will be held by Executive in constructive trust for Employer or Company, received by Executive in connection with such violation.

14.         Arbitration.  If any dispute shall arise between Executive and Employer or Executive and Company in connection with this Agreement and such dispute cannot be resolved amicably by the parties, the same shall be conclusively and finally resolved by binding arbitration.  Any party hereto may commence an arbitration proceeding by providing written notice to the other party requesting the arbitration of an unresolved dispute. Each such dispute, if any, shall be submitted to an arbitrator acceptable to both parties (for this purpose Employer and Company shall be deemed to one party).  If Executive on the one hand, or Company and Employer on the other, refuses or neglects to agree on the appointment of an arbitrator within 30 days after receipt of written notice from the other party requesting the other party to do so, then the Judicial Arbiter Group, Inc., Denver, Colorado (www.jaginc.com) may appoint such arbitrator. The arbitrator shall be experienced in the subject matter of the dispute.  Except as otherwise specifically set forth herein, the arbitrators shall conduct the arbitration in accordance with the rules of the Judicial Arbiter Group, Inc.  The decision in writing of the arbitrator, when filed with the parties hereto, shall be final and binding on both parties.  Judgment may be entered upon the final decision of the arbitrator in any court having jurisdiction.  Such arbitration shall take place in Denver, Colorado.

15.         Fees.  Unless otherwise agreed, the prevailing party will be entitled to its costs and attorneys’ fees incurred in any arbitration or litigation relating to the interpretation or enforcement of this Agreement.

16.         Disclosure.  Executive agrees to fully and completely reveal the terms of this Agreement to any future employer or potential employer of Executive and authorizes Employer and Company, at their election, to make such disclosure.

17.         Representation of Executive.  Executive represents and warrants to Employer and Company that Executive is free to enter into this Agreement and has no contract, commitment, arrangement or understanding to or with any party that restrains or is in conflict with Executive’s performance of the covenants, services and duties provided for in this Agreement.  Executive agrees to indemnify Employer and Company and to hold them harmless against any and all liabilities or claims arising out of any unauthorized act or acts by Executive that, the foregoing representation and warranty to the contrary notwithstanding, are in violation, or constitute a breach, of any such contract, commitment, arrangement or understanding.  Executive further represents and warrants to Employer and Company that Executive has consulted with his legal, tax, accounting, and investment advisors with respect to the advisability of entering into this agreement to the extent that Executive has determined such consultation to be necessary or appropriate.

18.         Assignability. During Executive’s employment, this Agreement may not be assigned by either party without the written consent of the other; provided, however, that Employer and Company may assign their rights and obligations under this Agreement without Executive’s consent to a successor by sale, merger or liquidation, if such successor carries on Company’s business substantially in the form in which it is being conducted at the time of the sale, merger or liquidation.  This Agreement is binding upon Executive, Executive’s heirs, personal representatives and permitted assigns, on Company, its successors and assigns, and on Employer, its successors and assigns.

19.         Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO EMPLOYER TO:	KODIAK OIL & GAS (USA) INC. 1625 Broadway, Suite 250 Denver, Colorado 80202 Attention: Chief Financial Officer

IF TO COMPANY TO:	KODIAK OIL & GAS CORP. 1625 Broadway, Suite 250 Denver, Colorado 80202 Attention: Chairman of the Compensation and Nominating Committee

IF TO EXECUTIVE TO:	James P. Henderson 1625 Broadway, Suite 250 Denver, Colorado 80202

20.         Severability.  If any provision of this Agreement or compliance by any of the parties with any provision of this Agreement constitutes a violation of any law, or is or becomes unenforceable or void, then such provision, to the extent only that it is in violation of law, unenforceable or void, shall be deemed modified to the extent necessary so that it is no longer in violation of law, unenforceable or void, and such provision will be enforced to the fullest extent permitted by law.  If such modification is not possible, said provision, to the extent that it is in violation of law, unenforceable or void, shall be deemed severable from the remaining provisions of this Agreement, which provisions will remain binding on the parties.

21.         Waivers.  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial waiver of a breach of any provision of this Agreement operate or be construed as a waiver of any subsequent breach; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right or remedy granted hereby or by law.

22.         Governing Law.  The validity, construction and performance of this Agreement shall be governed by the laws of the State of Colorado without regard to the conflicts of law provisions of such laws.

23.         Entire Agreement.  This instrument contains the entire agreement of the parties with respect to the relationship among Executive, Company and Employer and supersedes all prior agreements and understandings, and there are no other representations or agreements other than as stated in this Agreement related to the terms and conditions of Executive’s employment.  This Agreement may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly signed and delivered this Agreement as of the day and year first above written.

EMPLOYER:

KODIAK OIL & GAS (USA) INC.

By:	/s/ Lynn A. Peterson
Lynn A. Peterson
President and Chief Executive Officer

COMPANY:

KODIAK OIL & GAS CORP.

By: :	/s/ Lynn A. Peterson
Lynn A. Peterson
President and Chief Executive Officer

EXECUTIVE:

/s/ James P. Henderson
Name: James P. Henderson